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                                                                                Exhibit 12(f)
                                  System Energy Resources, Inc.
                    Computation of Ratios of Earnings to Fixed Charges and
                               Ratios of Earnings to Fixed Charges

                                                                        Twelve Months Ended December 31,
                                                                 1990      1991      1992      1993       1994

Fixed charges, as defined:
  Interest on mortgage bonds                                   $138,689  $126,351  $104,429   $91,472   $79,025
  Interest on other long-term debt                               91,955    92,187    92,189    93,346    83,492
  Interest on notes payable                                           0         0         0         0        88
  Amortization of expense and premium on debt-net                10,532     7,495     6,417     4,520     6,731
  Interest applicable to rentals                                 13,830    10,007     6,265     6,790     7,546
  Other interest charges                                          1,460     3,617     1,506     1,600     7,168
                                                               ------------------------------------------------

Total fixed charges, as defined                                $256,466  $239,657  $210,806  $197,728  $184,050
                                                               ================================================

Earnings as defined:
  Net Income                                                   $168,677  $104,622  $130,141   $93,927    $5,407
  Add:
    Provision for income taxes:
      Federal and State                                           4,620   (26,848)   35,082    48,314    67,477
      Deferred Federal and State - net                           52,962    37,168    23,648    60,690   (27,374)
    Investment tax credit adjustment - net                       56,320    63,256    30,123   (30,452)   (3,265)
    Fixed charges as above                                      256,466   239,657   210,806   197,728   184,050
                                                               ------------------------------------------------

Total earnings, as defined                                     $539,045  $417,855  $429,800  $370,207  $226,295
                                                               ================================================

Ratio of earnings to fixed charges, as defined                     2.10      1.74      2.04      1.87      1.23
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